DST SYSTEMS, INC. APPOINTS CHARLES E. HALDEMAN, JR.
TO BOARD OF DIRECTORS

KANSAS CITY, MO – November 10, 2014 ─ DST Systems, Inc. (NYSE: DST) today announced that its Board of Directors has appointed Charles E. Haldeman, Jr. to its Board of Directors, effective immediately. Mr. Haldeman's initial term will expire at the Company’s 2015 Annual Meeting of Stockholders. It is the Board's intention to nominate Mr. Haldeman for election at the 2015 Annual Meeting of Stockholders and, if elected, he will serve a term expiring in 2018.

Mr. Haldeman, 66, has more than 40 years of experience in financial services, finance and accounting, with significant executive leadership and board experience. He currently serves as Chairman of the Board of KCG Holdings, Inc., an independent securities firm focused on market making, electronic execution and institutional sales and trading. He also serves on the Board of directors of McGraw Hill Financial.

“Ed is a highly accomplished leader with extensive experience in financial services at both the executive and board level. We believe he will bring valuable insight and expertise to help guide the continued success of DST,” said Steve Hooley, Chairman, CEO and President of DST. “We are pleased to welcome Ed to the Board.”

With the appointment of Haldeman, the Board has expanded to seven members, six of whom are independent.

About Charles E. Haldeman, Jr.

During his career, Haldeman served as Chief Executive Officer and a director of Federal Home Loan Mortgage Corporation (“Freddie Mac”) from 2009 through 2012. Prior to that, he was President and CEO of Putnam Investment Management, LLC from 2003 to 2008 and served as Chairman of the Board of Putnam from 2008 to 2009. He has also served as Chairman and CEO of Delaware Investments and as President and Chief Operating Officer of United Asset Management Corporation.

He received his Bachelor’s degree in Economics from Dartmouth College and obtained a Juris Doctor from Harvard Law School and Master’s degree in Business Administration from Harvard Business School. He is also a Chartered Financial Analyst (CFA).

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results may differ. Future actions or results may be affected by a number of factors, including those set forth in DST’s latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

About DST Systems

DST Systems, Inc. is a leading provider of sophisticated information processing and servicing solutions to companies around the world. Through its global enterprise, DST delivers strategically unified data management, business processing and customer communications solutions to the asset management, brokerage, retirement, and healthcare markets. Headquartered in Kansas City, MO., DST is a publicly-traded company on the New York Stock Exchange. For more information, visit www.dstsystems.com.

****

Contacts

DST:
Gregg Wm. Givens
Senior Vice President, Chief Financial Officer and Treasurer
(816) 435-5503

Media:
Matthew Sherman / Nicholas Lamplough
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449